Exhibit 99.1

FOR IMMEDIATE RELEASE

Glen Ellyn, Illinois	Contact:	Scott W. Hamer
May 15, 2009		President and Chief Executive Officer
(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC. RECEIVES

$6.97 MILLION OF NEW CAPITAL UNDER

U.S. TREASURY’S TARP CAPITAL PURCHASE PROGRAM

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the parent company of Community Bank of Wheaton/Glen Ellyn, today announced that it has received a $6.97 million investment from the U.S. Department of the Treasury in exchange for 6,970 shares of the Company’s preferred stock pursuant to the TARP Capital Purchase Program provided for under the Emergency Economic Stabilization Act of 2008. The preferred stock carries a 5% annual dividend yield for five years, and a 9% annual dividend yield thereafter. In addition, the U.S. Department of the Treasury also exercised a warrant under which it purchased an additional 349 shares of the Company’s preferred stock, which carries a 9% annual dividend yield.

“The funds received from the U.S. Department of the Treasury will increase our capital levels, provide us with additional means of financing attractive lending opportunities and enable us to more effectively pursue economic growth and strategic initiatives in our local markets,” said Scott W. Hamer, President and Chief Executive Officer of the Company.

The TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. A summary of the TARP Capital Purchase Program, including the terms of the preferred stock and warrant issued by the Company, can be found on the U.S. Department of the Treasury’s website at www.ustreas.gov/initiatives/eesa.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $308.6 million in assets at March 31, 2009. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton. For further information about the Company and the Bank visit them on the world-wide-web at

www.commbank-wge.com. In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol “CFIS.”

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.